UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 8, 2014

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

20725 S. Western Avenue, Suite 136, Torrance, CA 90501

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code  310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Departure of Directors or Certain Officers.

As previously reported by Emmaus Life Sciences, Inc. (the “Company”) in Current Reports on Form 8-K filed on December 31, 2013, April 16, 2014 and May 7, 2014, Maurice J. DeWald and Willis Lee have informed the Company that they intend to resign from the Company’s Board of Directors (the “Board”) but have deferred such resignations at the request of the Board.  On May 8, 2014, Messrs. DeWald and Lee resigned from the Board.  Mr. Lee will continue to serve as the Company’s Chief Operating Officer.

(d)                                 Election of Directors.

On May 8, 2014, the Board elected Mayuran Sriskandarajah (“Mayu Sris” or “Mr. Sris”) to serve as a member of the Board and expanded the size of the Board from six members to seven members.  Also on May 8, 2014, the election of Duane K. Kurisu, Akiko Moni Miyashita and Phillip M. Satow, as previously reported by the Company in a Current Report on Form 8-K filed on May 7, 2014, became effective.

On May 8, 2014, the Board appointed Messrs. Satow and Kurisu as members of the Company’s Compensation, Nominating and Corporate Governance Committee and appointed Ms. Miyashita as the chair of such committee.  The Board also appointed Ms. Miyashita, Mr. Satow and Mr. Kurisu as members of the Company’s Audit Committee and appointed Tracey Doi as the chair of such committee.  The Company does not expect Mr. Sris to be appointed to any committees of the Board.

Mr. Sris, age 34, is a Founding Partner and Managing Director of Sarissa Capital Management LP. He most recently served as an Investment Analyst at Icahn Capital from 2005 to 2010 and as a consultant in 2011, where he contributed to all aspects of the activist investing process with the goal of proactively creating substantial value. Prior to joining Icahn Capital, Mr. Sris served as a consultant at Bain & Company from 2002 to 2005 working with both corporate and private equity clients.  Previously, he served as an investment banker at Wasserstein Perella & Company where he advised technology clients on merger and acquisition transactions. In addition, from 2006 to 2010, Mr. Sris was a member of the board of directors of Viskase Companies, a publicly-traded company.  Mr. Sris received his A.B. degree from Brown University.

In connection with the private placement of securities the Company completed on September 11, 2013, the Company entered into an agreement (the “Director Designation Agreement”) with Dr. Yutaka Niihara, the Company’s President and CEO, T.R. Winston & Company, LLC (“TRW”), who served as the placement agent for the private placement, and Sarissa Capital Management LP (“Sarissa”), an investor in the private placement. Pursuant to the Director Designation Agreement, the Company agreed to expand the size of the Board of Directors by three members to a total of eight directors, with one member to be designated by TRW and two members to be designated by Sarissa to fill the newly-created vacancies. A copy of the Director Designation Agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 17, 2013.

Mr. Sris was designated to serve as a member of the Board by Sarissa pursuant to its rights under the Director Designation Agreement. Another designee of Sarissa is expected to be elected to the Board, at which time the Company expects to further expand the size of the Board to eight members.

There have been no transactions since the beginning of the Company’s last fiscal year, nor are there any currently proposed transactions, regarding Mr. Sris (or any of his immediate family members) that are required to be disclosed in accordance with Item 404(a) of Regulation S-K.

Each non-employee member of the Board, including Mr. Sris, is entitled to receive the same standard compensation for service on the Board and its committees. Specifically, the compensation program for non-employee directors currently consists of:

•                  a cash retainer of $500 per month;

•                  cash compensation of $700 for each in-person Board meeting attended, $400 for each telephonic Board meeting attended, $400 for each committee meeting attended, and $200 for each meeting chaired by such non-employee director;

•                  an initial grant of 100,000 stock options upon election and 50,000 stock options annually thereafter;

•                  a one-time grant of 2,000 stock options to the chairman of each committee; and

•                  a one-time grant of 10,000 stock options to the Chairman of the Board.

On May 8, 2014 and as contemplated by the Company’s non-employee director compensation plan, the Board granted 100,000 stock options to each of Ms. Miyashita, Mr. Satow and Mr. Kurisu in connection with their election to the Board.  The Board also granted Ms. Miyashita 2,000 stock options for her appointment as chair of the Compensation, Nominating and Corporate Governance Committee.  These stock options have an exercise price of $4.90 per share, expire on May 7, 2024 and vest in three equal (or as close to equal as possible) annual installments, with the first installment to vest on May 8, 2015.  The forms of award documents for stock option grants issued to the Company’s non-employee directors and the Company’s 2011 Stock Incentive Plan pursuant to which such stock options are granted are on file with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: May 14, 2014

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer